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Media	Investor Relations
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HONEYWELL APPOINTS ROBIN WATSON TO BOARD OF DIRECTORS

CHARLOTTE, N.C., September 1, 2022 -- Honeywell (NASDAQ: HON) announced today that its board of directors has elected Robin Watson, 55, former Chief Executive Officer (CEO) of John Wood Group PLC, to its board of directors as an independent director.
Watson was appointed CEO of Wood in 2016 after serving as both chief operating officer and an executive member of the Wood Group Board of Directors since 2013. During his tenure as CEO, Watson led the transformation of Wood from an oil field services company to an integrated engineering and consultancy company, spanning a variety of growing end markets in energy and the built environment, with a focus on sustainable technologies. Watson stepped down from his position as Wood’s CEO in July 2022 and currently serves as an advisory consultant for the company.
Prior to joining Wood, Watson was a director and senior manager at Petrofac, working in a variety of roles in service and investment delivery. He began his career in management and engineering at Mobil Oil in the United Kingdom.
“Robin brings demonstrated experience to Honeywell’s board in helping organizations deliver a more sustainable future,” said Darius Adamczyk, chairman and chief executive officer of Honeywell. “His experience and passion for driving the energy transition has been demonstrated throughout his career, but especially in his transformational leadership of Wood Group. His success in identifying opportunities for sustainable outcomes, implementing digital technologies, and achieving emissions-reducing green solutions make him an invaluable addition as we continue Honeywell’s own transformation.”
Watson holds an honors degree in offshore & mechanical engineering from Heriot-Watt University and a master's degree in business administration (MBA) from University of Strathclyde. He has been a Non-Executive Director at the Institute of Directors since August 2021. Robin also received the Commander of the Order of the British Empire Award as part of the Queen’s 2020 Birthday Honors.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.